Exhibit 10.1

RELEASE AND CONFIDENTIALITY AGREEMENT

1.                                      RELEASE

IN CONSIDERATION of the covenants contained herein, the payment to me of $411,347.70, less applicable statutory deductions, the terms of the email settlement letter from Brian Thiessen to Richard Smith dated June 24th, 2014 to which this Release and Confidentiality Agreement is attached (the “Settlement Letter”), and other good and valuable consideration provided to me by NISKA GAS STORAGE PARTNERS LLC, I JASON KULSKY, of the City of Calgary, in the Province of Alberta, do for myself, and my heirs, executors, administrators, trustees, successors and assigns, (hereinafter collectively referred to as “I”), forever release, remise and discharge NISKA GAS STORAGE PARTNERS LLC, its respective parent companies, subsidiaries and affiliates, and all of their officers, directors, shareholders, employees, agents, insurers, predecessors, successors and assigns, or any of them (hereinafter collectively referred to as the “Company”), jointly and severally from any and all actions, causes of actions, contracts (whether express or implied), claims and demand for damages, loss or injury, suits, debts, sums of money, indemnity expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against the Company I ever had, now have, or can hereafter have by reason of or existing out of any causes whatsoever existing up to and inclusive of the date of this Release and Confidentiality Agreement, including but without limiting the generality of the foregoing:

(a)                                 my employment with the Company;

(b)                                 my ceasing to be employed with the Company; and

(c)                                  any and all claims for damages, short term disability, long term disability, sick leave, salary, wages, termination pay, severance pay, vacation pay, general holiday pay, commissions, bonuses, interest, expenses, insurance, stock options, STIP, LTIP, performance based phantom units, time-based vesting phantom units, Class B Units or other incentive compensation (other than any vested options as outlined in the Settlement Letter), or any other benefits arising out of my employment with or my relationship with the Company.

2.                                      NO ADMISSION

I acknowledge that the satisfactory arrangements made between me and the Company do not constitute any admission of liability by or on behalf of the Company.

3.                                      EMPLOYMENT STANDARDS

I acknowledge receipt of all wages, overtime pay, vacation pay, general holiday pay and bonus amounts and I further reconfirm that there are no entitlements or remuneration, including wages, overtime pay, vacation pay, general holiday pay and bonus amounts, due and owing to myself by the Company and further acknowledge or promise that I have or will abandon, quit and withdraw any complaint filed by me.

4.                                      EMPLOYMENT INSURANCE

I confirm and agree that I have not received any employment insurance benefits from Human Resources and Skills Development Canada or the Government of Canada in any capacity and I further confirm that there are no amounts owed or outstanding by myself or the Company for employment insurance benefits.  I hereby agree to indemnify and hold harmless the Company for any amounts owing for employment insurance.

5.                                      HUMAN RIGHTS

I acknowledge that this Release and Confidentiality Agreement applies to any and all claims I have or may have pursuant to any applicable human rights legislation, including any claims under the Alberta Human Rights Act, and I further acknowledge or promise that I have or will abandon, quit and withdraw any complaint filed by me.

6.                                      BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that all of my employment benefits will cease as of the date set out in the Settlement Letter.  I acknowledge and agree that I have, or will have, received all benefits entitlements, or compensation for loss of those benefits, including insurance benefits, up to and including that time and that I have no further claim against the Company for benefits or contributions to benefits.  I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges, where applicable, with respect to benefits.  In the event that I become disabled, I covenant not to sue the Company for insurance or other benefits, or for loss of benefits.  I hereby release the Company from any further obligations or liabilities arising from my employment benefits.

7.                                      NON-DISPARAGEMENT

I agree that, as a condition for payment of the funds described in this Release and Confidentiality Agreement, I shall not, at any time, make any false, disparaging, derogatory or defamatory statements in public or in private regarding the Company’s business affairs, business prospects, financial condition, directors, officers, employees or agents, and that of its parent(s), subsidiaries and affiliates, to any party, including, but not limited to, any media outlet, industry group, financial institution, or current or former employee, consultant, or customer of the Company.

8.                                      NON-DISCLOSURE

I agree that I will not divulge or disclose, directly or indirectly, the contents of this Release and Confidentiality Agreement or the terms of settlement relating to my ceasing to be an employee of the Company to any person including, but without limiting the generality of the foregoing, employees or former employees of the Company, except my spouse or legal and financial advisors on the condition that they maintain the confidentiality thereof, or as required by law.

9.                                      PRIVACY

I understand that the Company has collected, used and disclosed personal information (as defined by applicable privacy legislation, including but not limited to the Personal Information Protection Act (Alberta), about me during the term of my employment with the Company, including health information shared with the Company’s insurer for the purposes of managing my benefits claims with the Company and the Company’s insurer.  I hereby confirm that all such disclosures were made with my express consent.  I further acknowledge and agree that this Release and Confidentiality Agreement applies to any and all claims or complaints that I have or may have pursuant to any applicable privacy legislation and further acknowledge or promise that I have or will abandon, quit and withdraw any complaint filed by me.

10.                               CONFIDENTIALITY

I recognize and acknowledge that during my employment with and my relationship with the Company I had access to certain confidential and proprietary information, the disclosure of which could be harmful to the interests of the Company.  As used herein, “Confidential Information” shall include, but is not limited to, information, in whatever form kept or recorded, pertaining to: email and contact information, inventions, discoveries, know-how, ideas, computer programs, designs, process and structures; product information; research and development information; customer information; financial information; business process and methodology; strategic information; information respecting the Company’s business, its shareholders, officers, directors, employees, projects, opportunities, operations, properties or assets, or any other financial information of the Company whatsoever; and any other technical and business information of the Company which is confidential, is a trade secret, or is of a proprietary character.  I acknowledge and agree that I have taken and will in the future take appropriate precautions to safeguard all Confidential Information.

I agree not to make any use whatsoever of Confidential Information except for purposes specified and agreed to by the Company and, in any case, not in any way detrimental to the interests of the Company. I agree to keep all Confidential Information strictly secret and confidential.

11.                               RETURN OF COMPANY PROPERTY AND PROPERTY RIGHTS

I agree to immediately return to the Company, or destroy as directed, all Company Property and all Confidential Information in my possession or control, including all copies in whatever form, if I have not done so already.  Should it come to the Company’s attention that certain Company Property or Confidential Information has not been returned, the Company shall be entitled to request, and I shall be obligated to provide to the Company, such Company Property or Confidential Information.

Without limiting my obligation, “Company Property” includes all property issued by the Company to me for the purposes of carrying out my employment duties, all documents relating to the business of the Company, and any and all email and contact information, proprietary technology, financial, operating and training information, all works of expression and copyrights in such works, current or potential business contracts and contract development information, discoveries or trade secrets, and any materials, tools equipment, devices, records, files, data, tapes, computer programs, software, letters, proposals, memoranda, lists, correspondence, or any other document or property belonging to the Company or relating to the business of the Company, and all copies thereof and therefrom.  I confirm and acknowledge that all of the Company Property and Confidential Information which is required to be delivered to the Company pursuant to this Section constitute the exclusive property of the Company.

12.                               INDEMNITY REGARDING TAX

I agree to indemnify and save harmless the Company and shall be liable to the Company for any claims in regards to the non-deduction or insufficient deduction of taxes or employment insurance monies in regards to the settlement agreed to herein, including any legal costs, interest or penalties as may be assessed or alleged against the Company.

13.                               INJUNCTIVE RELIEF

I understand and agree that, in the event that I breach any of my obligations contained in paragraphs 7, 8, 10 or 11 of this Release and Confidentiality Agreement, monetary damages will be inadequate to compensate the Company for that breach.  I agree that in the event of a breach, or threatened breach, by me of paragraphs 7, 8, 10 or 11 in this Release and Confidentiality Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction, in order to prevent or to restrain any such breach by me, or by any of my partners, co-ventures, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with me.

14.                               UNDERSTANDING

I declare that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and Confidentiality Agreement and the terms of settlement which have been agreed to by myself and the Company.  I fully understand this Release and Confidentiality Agreement and the terms of settlement.  I have not been influenced by any representations or statements made by or on behalf of the Company.  I voluntarily accept these terms for the purpose of making full and final compromise, adjustments and settlement of all claims as aforesaid.

15.                               SEVERABILITY

The provisions of this Release and Confidentiality Agreement shall be severable and, in the event that any provision hereof shall be found by any court to be unenforceable, in whole or in part, the remainder of this Release and Confidentiality Agreement shall still be given full force and effect and shall be binding on the parties.

16.                               COMPLETE AGREEMENT

I understand and agree that this Release and Confidentiality Agreement and the Settlement Letter contain the entire agreement between the Company and me, that such agreements may not be modified except by mutual written agreement of me and the Company, and that the terms of this Release and Confidentiality Agreement are contractual and not a mere recital.

DATED this 25th day of June, 2014.

/s/ Jason Kulsky
JASON KULSKY

/s/ Richard Bruce Smith

Witness (Signature)

Richard Bruce Smith
Witness (Print Name)